Exhibit 99.1

Investor Contact:	Media Contact:
Perot Systems Corporation	Perot Systems Corporation
John Lyon	Joe McNamara
phone: (972) 577-6132	phone: (972) 577-6165
fax: (972) 577-6790	fax: (972) 577-4484
John.Lyon@ps.net	Joe.McNamara@ps.net

Perot Systems Corporation
2300 West Plano Parkway
Plano, TX 75075
972.577.0000
www.perotsystems.com
Perot Systems Announces Second Quarter 2007
Financial Results

Plano, TX — July 31, 2007 — Perot Systems Corporation (NYSE: PER) today announced financial results for the second quarter of 2007:
•	Revenue was $635 million, an increase of 11% year-to-year over second quarter 2006 revenue of $572 million.
•	Earnings per share (diluted) was $.18.
•	New contract signings totaled $241 million for the second quarter of 2007, bringing the total value of new contracts signed during the past twelve months to $1.8 billion. In the first month of the third quarter, Perot Systems signed new contracts valued at approximately $300 million of total value.
•	Operating Cash Flow and Capital Expenditures for the second quarter of 2007 totaled $16 million and $27 million, respectively. Trailing twelve month Operating Cash Flow and Capital Expenditures were $143 million and $105 million, respectively. As of June 30, 2007, Cash and Cash Equivalents totaled $158 million.
Second Quarter 2007 Year-to-Year Comparisons
Affecting year-to-year comparisons for the second quarter of 2007 are two previously disclosed events:
•	The January 1, 2007 expiration of the UBS infrastructure outsourcing contract, which for the second quarter of 2006, contributed revenue, gross profit, and earnings per share (diluted) of $68 million, $14 million, and approximately $.07 per share, respectively.
•	The January 30, 2007 acquisition of QSS Group, Inc. (QSS) contributed, for the second quarter of 2007, $69 million of revenue and was approximately neutral to earnings per share (diluted).

“Overall, it was a good quarter for Perot Systems,” said Peter Altabef, president and CEO for Perot Systems. “We delivered solid financial results, advanced key opportunities in our sales pipeline, and continued to be recognized for the value we bring to clients.”
Trend Information and Business Outlook
The information contained within the following section and the accompanying footnotes to the financial statements are important to understanding current and future performance. Some of the statements included in this press release involve projections of Perot Systems’ future financial performance. These statements, which are based on current expectations, are forward-looking, and actual results may differ materially. In formulating these projections, we have considered recent and potential sales, acquisitions, current market conditions and long-term opportunities and risks, with these factors being subject to risks and uncertainties, including those described within this press release.
For the third quarter of 2007, Perot Systems expects revenue to range from $650 million to $665 million. The increase in revenue from the second quarter of 2007 to the third quarter of 2007 is expected to be primarily attributable to new sales and an expected acquisition. The potential acquisition produces $80 million to $90 million per year of revenue. For the third quarter of 2007, this acquisition would contribute approximately $8 million of revenue to Perot Systems and would be slightly dilutive to earnings per share (diluted). Perot Systems expects that from second quarter 2007 to third quarter 2007 that earnings per share (diluted) will increase by $.02 to $.05 cents per share and range from $.20 to $.23. This increase is primarily attributable to the profitability of contracts within the Industry Solutions line of business and new sales.
Conference Call
Perot Systems will hold a conference call to review second quarter 2007 results of operations on July 31, 2007, at 10:15 a.m. EST. Parties interested in participating may join the conference call via the Internet at www.perotsystems.com. Additionally, Perot Systems has published a downloadable summary of its second quarter 2007 financial results at www.perotsystems.com.

Perot Systems Corporation
Condensed Consolidated Income Statements
For the Three Months Ended June 30, 2006 and 2007
(Millions of USD, except per share amounts)
Unaudited

	Three Months Ended June 30
	2006	2007

Revenue	$572	$635
Direct cost of services	463	529

Gross profit 1)	109	106
Selling, general & admin	70	70

Operating income	39	36
Other income	1	1
Interest income (expense), net	1	(1)

Income before taxes	41	36
Provision for income taxes 2)	15	13

Net income	$26	$23

Earnings per share (diluted) data:
Earnings per share (diluted)	$.21	$.18
Shares outstanding (diluted)	122	125

Perot Systems Corporation
Revenue Summary
For the Three Months Ended June 30, 2007
(Millions of USD)
Unaudited

Revenue
2Q 2006	$572

Growth/(decrease) related to:
UBS infrastructure outsourcing contract	(68)
Commercial accounts	44
New contracts	10

Industry Solutions	(14)

Federal accounts	5
Acquisition	69

Government Services	74

Consulting and Apps. Sol., gross 3)	12

Inter-segment eliminations 3)	(9)

2Q 2007	$635

		Year-to-
		Year	% of
	Revenue	Growth	Total
Healthcare	$317	16%	50%
Commercial Solutions & Other 4)	119	(33%)	19%

Industry Solutions	436	(3%)	69%

Government Services 5)	145	104%	23%

Consulting and Applications Solutions, gross 3)	75	19%	12%

Inter-segment eliminations 3)	(21)	75%	(4%)

Total	$635	11%	100%

Perot Systems Corporation
Condensed Consolidated Balance Sheets
As of December 31, 2006 and June 30, 2007
(Millions of USD)
Unaudited

	As of	As of
	12/31/2006	6/30/2007
Cash and cash equivalents	$250	$158
Short-term investments	133	—
Accounts receivable, net	338	433
Prepaid expenses and other	62	84

Total current assets	783	675
Property, equip. & purchased software, net	220	239
Goodwill	463	633
Other non-current assets	115	186

Total assets	$1,581	$1,733

Current liabilities	$301	$268
Long-term liabilities	175	266
Stockholders’ equity	1,105	1,199

Total liabilities & stockholders’ equity	$1,581	$1,733

Perot Systems Corporation
Condensed Consolidated Statements of Cash Flows
For the Three Months Ended June 30, 2006 and 2007
(Millions of USD)
Unaudited

	Three Months Ended
	6/30/2006	6/30/2007
Net income	$26	$23
Depreciation and amortization	20	26
Changes in assets and liabilities (net of effects from acquisitions of businesses) and other non-cash items	(1)	(33)

Net cash provided by operating activities	45	16

Purchases of property, equipment & software	(19)	(27)
Acquisitions of businesses, net	(8)	(8)
Sale of short-term investments, net	—	21
Other investing	—	1

Net cash used in investing activities	(27)	(13)

Proceeds from issuance of common stock	8	5
Purchases of treasury stock	(17)	—
Other financing activities	2	3

Net cash (used in) provided by financing activities	(7)	8

Effect of exchange rate changes on cash and cash equivalents	2	2

Net cash flow	$13	$13

Financial Statement Notes
1)	Gross margin, which is calculated as gross profit divided by revenue, for the second quarter of 2007, was 16.7% of revenue, which is lower than the gross margin for the second quarter of 2006 of 19.1%. This decrease is primarily attributable to reduced gross margins for the Industry Solutions and Government Services lines of business. The decreased gross margin for Industry Solutions primarily stems from early stage contracts in the Physicians market, which is a new focus area for the company, our renegotiated and expanded Tenet contract, which will produce future efficiencies and become more profitable in future periods, and a reduction in the profits recognized on the Triad contract, resulting primarily from uncertainties related to possible changes by the client to the system implementation schedule as a result of a change in control of Triad. As a result of this uncertainty, Perot Systems stopped recognizing profit on the implementation element of the Triad contract during the second quarter of 2007. The reduced gross profit margin for Government Services is primarily attributable to the acquisition of QSS Group, Inc, which was dilutive to gross margin, but neutral to operating margin. These factors were partially offset by a reduction to employee-related expenses, consisting primarily of incentive compensation.
2)	For the second quarter of 2007, Perot Systems effective income tax rate was 36%, which was lower than the 38% expected for the quarter because of revisions to a recently enacted state tax law.
3)	Gross revenue measures all services provided by Consulting and Applications Solutions, both direct-to-market and through our other lines of business. Inter-segment eliminations relate to the revenue associated with services provided by Consulting and Applications Solutions to our other lines of business.
4)	The decrease is predominately attributable to the expiration of the UBS infrastructure outsourcing contract, which resulted in a $68 million decrease to revenue.
5)	The increase for Government Services includes $69 million of revenue from the acquisition of QSS.
About Perot Systems
Perot Systems is a worldwide provider of information technology services and business solutions. Through its flexible and collaborative approach, Perot Systems integrates expertise from across the company to deliver custom solutions that enable clients to accelerate growth, streamline operations and create new levels of customer value. Headquartered in Plano, Texas, Perot Systems reported 2006 revenue of $2.3 billion. The company has more than 22,000 associates located in North America, Europe, and Asia. Additional information on Perot Systems is available at http://www.perotsystems.com.
This press release contains forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. For factors that could affect our business and cause actual results to differ materially and for additional information regarding risk factors, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as filed with the U.S. Securities and Exchange Commission and available at www.sec.gov. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments, or otherwise.
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